EXHIBIT 99.3



                               Register.com, Inc.
                                575 Eighth Avenue
                               New York, NY 10018

                                February 6, 2005

Mr. James A. Mitarotonda
Barington Companies Equity Partners, L.P.
888 Seventh Avenue
New York NY 10019

Gentlemen:

      This letter is to memorialize our mutual understanding as to the following matters, in light of the resolutions adopted by the Board of Directors of Register.com, Inc. (the "Company") at a meeting of the Company's Board of Directors today:

1. In the event that any of the following shall occur: (i) one new director of the Company is not recommended by the Nominating Committee (consisting of directors who presently are on such committee or, if one of such members is not able to so serve, Reggie Van Lee) and added to the Board by February 15, 2005, (ii) a second new director is not recommended by the Nominating Committee (consisting of directors who presently are on such committee or, if one of such members is not able to so serve, Reggie Van
      Lee) and added to the Board by February 28, 2005, or (iii) a new Chief Executive Officer candidate has not been recommended by the Search Committee (consisting of directors who presently are on such committee) and approved by the Board by March 30, 2005 (to assume such position within 30 days thereof or such other date as the Board may unanimously decide), in each case in accordance with such Board resolutions, then the Company will set the date for the 2005 annual meeting at no earlier than July 20, 2005.

2. The Company agrees that the reference to 8% in Section 6 of the agreement between us dated as of June 9, 2003 shall be amended to be 15%, effective immediately.

      If this letter reflects our agreement, please sign in the space indicated below and return a copy to me.

                                              Very truly yours,

                                              REGISTER.COM, INC.


                                              By: /s/ Mitchell I. Quain
                                                 ----------------------------
                                                 Mitchell I. Quain

Agreed:

By: BARINGTON COMPANIES
      EQUITY PARTNERS, L.P.

By: Barington Companies Investors, LLC,
its general partner

By: /s/ James A. Mitarontonda
    -----------------------------
    James A. Mitarontonda